EXHIBIT 11.1


                             BDM INTERNATIONAL, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in Thousands, Except Per Share Data)

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
                                                     Three Months Ended            Nine Months Ended
                                                        September 30,                September 30,
                                                        -------------                -------------
                                                      1997         1996            1997         1996
                                                    -------      -------         -------      -------

Net (loss) income                                   $(2,200)     $ 3,900         $ 9,140      $15,961
                                                    =======      =======         =======      =======

Shares used for primary earnings per share:

  Weighted averaged shares
    outstanding                                      29,485       28,398          29,225       27,276

  Dilutive effect of common stock
    equivalents-noncontingent
    stock options                                       -        1,794           1,388        1,714
                                                    -------      -------         -------      -------

       Total shares used for primary
         earnings per share                          29,485       30,192          30,613       28,990

Additional shares used for fully
  diluted earnings per share:

  Increase for dilutive effect of
    contingent stock options                            -            114              21          294
                                                    --------     -------         -------      -------

       Total shares used for
         fully diluted earnings per share            29,485       30,306          30,634       29,284
                                                    =======      =======         =======      =======


Earnings (loss) per share:

   Primary                                          $(0.07)        $0.13           $0.30        $0.55
                                                    =======        =====           =====        =====

   Fully diluted                                    $(0.07)        $0.13           $0.30        $0.55
                                                    =======        =====           =====        =====

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